UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2010 (November 3, 2010)

DOCUMENT CAPTURE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	80-0133251
(State or other jurisdiction of	(I.R.S.Employer
incorporation or organization)	Identification Number)

4255 Burton Drive
Santa Clara, California 95054
 (Address of principal executive offices, Zip code)

408-436-9888 ext. 207
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 3, 2010, the Company entered into an employment agreement (“Agreement”) with Craig H. Weber pursuant to which Mr. Weber has become the Company’s President and Chief Operating Officer effective immediately.

The initial term of the Agreement is for a period of twenty-four (24) months, with additional twelve (12) month extensions.  Mr. Weber will receive a base salary of $250,000 and will receive 1,400,000 options, exercisable at $0.67 per share.  One-half of the options will vest at the end of the twelve (12) month anniversary of the Agreement and the remaining one-half of the options will vest at the end of the twenty-four (24) month anniversary of the Agreement.  Mr. Weber will be entitled to an annual bonus at the discretion of the Company’s board of directors, as well as a bonus based on certain performance metrics to be mutually agreed upon by and between the Company and Mr. Weber.  The Company has also agreed to reimburse Mr. Weber for certain relocation expenses as more specifically set forth in Annex A to the Agreement.

Mr. Weber became the Company’s President and Chief Operating Officer on November 3, 2010.   From 2008 until joining the Company in November 2010 Mr. Weber was Executive Vice President, Corporate Development & Chief Financial Officer of Home Care Delivered, Inc. Home Care Delivered provides home medical supplies delivered directly to the patient’s door and offers billing and claims filing services for patients with Medicare, Medicaid and other insurance plans. Previously Mr. Weber held leadership positions as Managing Partner of Hollymeade Group, LLC, a real estate investment firm from 2003 to 2008; President of Hollymeade Land Services, LLC, an excavation company from 2005 to 2008; President & CEO of Whitlock eBusiness Solutions, a business-focused technology consulting company from 2001 to 2003; Chief Operating Officer, strategic planning officer and legal officer of homebytes.com incorporated, a nationally licensed real estate brokerage company from 1999 to 2001; and Vice President-Business Development and chief legal, human resources & administrative officer for Walco International, Inc., a national distributor of pharmaceuticals and other products from 1997 to 1999. Prior to that Mr. Weber practiced corporate law for 12 years as a partner at McGuire Woods and associate at Sullivan & Cromwell where he specialized in corporate finance, mergers & acquisitions, banking and general corporate matters. Mr. Weber is a member of the board of directors, Chairman of the Compensation Committee and member of the Audit Committee of Optical Cable Corporation, a manufacturer of fiber optic and copper data communication cabling (NASDAQ Global Markets symbol: OCCF).  Mr. Weber earned his MBA from The College of William and Mary; his law degree from the University of Virginia, and his undergraduate degree from Cornell University.

During each of the years ended December 31, 2009 and 2008, and from January 1, 2010 through the date hereof, the Company did not enter into any transactions with Mr. Weber or any related parties of which Mr. Weber is affiliated.

A copy of the Agreement is attached as Exhibit 99.1 hereto.

In connection therewith, William Hawkins will be offered the position of President of Global Operations.

 Item 9.01      Financial Statements and Exhibits.

(d)      Exhibits

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Exhibit Description
99.1	Employment agreement between Document Capture Technologies, Inc. and Craig Weber dated November 3, 2010
99.2	Press Release dated November 11, 2010 issued by Document Capture Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Document Capture Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Document Capture Technologies, Inc.

Date: November 10, 2010

/s/ David Clark
David Clark, Chief Executive Officer